Exhibit 99.1

FOR IMMEDIATE RELEASE

ADEPT TECHNOLOGY, INC. REPORTS FINANCIAL RESULTS

344% Earnings Increase and 16% Revenue Growth in Third Quarter

$15.1 million in Revenue and $1.3 million in Earnings

LIVERMORE, CA, May 4, 2006—Adept Technology, Inc. (Nasdaq: ADEP) today announced the results of operations for its third quarter of fiscal 2006 which ended April 1, 2006. Revenues were $15.1 million and GAAP earnings were $1.3 million or $0.20 per basic share outstanding, as compared with revenues of $13.0 million and earnings of $292,000 or $0.05 per basic share for the third quarter of 2005. Revenues for the nine months ended April 1, 2006 were $42.7 million and GAAP earnings were $1.4 million, or $0.23 per basic share, as compared with revenues of $36.1 million and earnings of $392,000 or $0.06 per basic share for the same period of the prior year.

Non-GAAP earnings for the third quarter were $1.5 million, or $0.23 per share, up over 400% from the third quarter of last year. Non-GAAP earnings for the nine months of fiscal 2006 were $2.1 million, or $0.33 per share.

The reconciling item between GAAP and non-GAAP earnings for 2006 is the expense for stock-based compensation, which the Company was required to include in its financial statements beginning in the first quarter of fiscal 2006. This expense amounted to $200,000, or $0.03 per basic share, for the third quarter and $641,000, or $0.10 per basic share, for the nine months ended April 1, 2006.

“These great results for the third quarter of 2006 are a testament to the knowledge and dedication of Adept employees around the world and the acceptance of our new product portfolio to improve manufacturing through automation,” said Robert Bucher, Adept’s Chief Executive Officer. “The new product portfolio has resulted in additional design wins in the USA and Singapore, and expanded sales of Adept controls into lab automation and electronic assembly cells primarily destined for South East Asia and China manufacturers. European sales increased due to machine tool, OEM motion control and vision-based robot applications.”

Bucher continued, “In response to customer needs, Adept has moved from hardware to a software-centric portfolio of robotic controllers. Adept MotionBLOX combined with AdeptSight, industry’s highest performance vision guidance technology, can now improve the control and network capability for any brand and any generation of robot or motion automation. The MotionBLOX robot controller is common to the Adept Cobra SCARA, Adept Viper 6-axis articulated robot, Adept Python linear robot, and now, through the advanced Smart RX controller, to competitive brand mechanisms and robots. These programs will continue to expand Adept applications.”

Q3 FY 2006 Business Highlights

Adept delivered a record 1300 embedded robot controllers including over 800 MotionBLOX 10 linear robot controllers. Over 900 of these controllers were destined for non-Adept mechanisms and robots.

Adept delivered a record 360 precision robots from both Livermore USA and Dortmund Germany production facilities. These were primarily Cobra SCARA and Viper 6-axis articulated robots plus 150 re-manufactured Adept Legacy Robots.

Adept introduced a new line of software-centric Smart Controller upgrade packages to replace out of support, pre-2000 vintage robot controllers. Successful sales and installations were made on competitive legacy robots.

Adept delivered over 80 vision guidance add-ons to Adept robot controllers through various OEM and Integrator programs. AdeptSight was introduced and delivered in volume during the quarter. Adept maintains market share leadership in vision guided motion for small part handling and manufacturing precision.

During the quarter, Adept expanded its Singapore facilities, adding new personnel for sales, applications, training and, ultimately, local assembly and test, supporting our expanding base of precision automation integration partners supplying China and South East Asia.

Q3 and YTD FY 2006 Financial Highlights

Revenues for the three and nine months of fiscal 2006 increased 15.7% and 18.3%, respectively, from the comparable periods of fiscal 2005. The revenue increases resulted from increased sales of Adept robots, upgrades to new robot controllers and gains in sales of remanufactured robots.

Gross margin was 52.7% in the third quarter of fiscal 2006 compared to 45.8% in the same quarter of fiscal 2005. For the first nine months, gross margin was 52.2% in fiscal 2006 as compared with 46.4% in fiscal 2005. The gross margin improvement resulted from increased volumes, expanding new and upgrade robot controller and software sales and greater productivity in production operations, assembly and test.

Research & Development (R&D) expense in the third quarter of fiscal 2006 decreased 2.6% as compared with the third quarter of fiscal 2005 and for the first nine months, increased 7.4% in fiscal 2006 compared with the same period of fiscal 2005, primarily the result of software development activities.

Selling, General & Administrative (SG&A) expense increased 26.5% and 29.6%, respectively, for the three and nine months of 2006 as compared with the same periods of 2005. The increases are primarily due to new product launches, the evolving Vertical market distribution programs, information technology investments plus expenses related to FAS 123R stock compensation charges, the Company’s reincorporation in Delaware and re-listing on the Nasdaq National Market.

Currency exchange loss in the third quarter of fiscal 2006 was $10,000 as compared with a gain of $50,000 in the third quarter of fiscal 2005. The exchange loss for the first nine months of 2006 was $378,000 as compared with a gain of $374,000 for the first nine months of 2005. The currency exchange gains and losses are primarily related to movement in the Euro as compared with the U.S. Dollar.

Non-GAAP Financial Measures

This press release and its attachments contain Non-GAAP financial measures which Adept believes are helpful in allowing readers to more accurately assess and compare results over multiple periods. However, these Non-GAAP financial measures are not meant to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Robert Bucher, Chief Executive Officer and Robert Strickland, Vice President and Chief Financial Officer will host an investor conference call today, May 4, 2006, at 5:00p.m. Eastern Time to review the company’s financials and operations for the third quarter of fiscal 2006. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five days from Thursday, May 4, 2006 to Monday, May 8, 2006. Listeners should call 888-203-1112 or 719-457-0820 and use Code Number “4797971”.

About Adept Technology, Inc.

Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com

Forward-Looking Statements

Quarterly results in this press release are unaudited. This press release may contain certain forward-looking statements including statements regarding revenues, cash, margins, expenses and products that involve a number of risks and uncertainties. The company’s actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, the company’s limited cash resources, its customers’ ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company’s new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with the company’s international operations; the cyclicality of capital spending of the company’s customers and lack of long-term customer contracts; the company’s dependence on the continued growth of the intelligent automation market; the company’s highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company’s products; the company’s significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company’s products; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company’s ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; or risks associated with variations in our gross margins based on factors which are not always in our control.

For a discussion of risk factors relating to Adept’s business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2005 and quarterly report on Form 10-Q for the quarters ended October 1, 2005 and December 31, 2005 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.

Investor Relations and Analyst Contact(s):
Robert Strickland
Chief Financial Officer
925-245-3413 (voice)
925-245-3510 (fax)
investor.relations@adept.com

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	April 1,	April 1,	April 1,	April 1,
	2006	2005	2006	2005

Revenues	$15,074	$13,025	$42,694	$36,103
Cost of revenues	7,123	7,061	20,429	19,349
Gross margin	7,951	5,964	22,265	16,754
Operating expenses:
Research, development and engineering	1,741	1,787	5,380	5,008
Selling, general and administrative	4,830	3,817	14,848	11,453
Restructuring expenses (reversals)	-	-	-	(33)
Amortization of other intangibles	49	49	146	146
Total operating expenses	6,620	5,653	20,374	16,574

Operating income (loss)	1,331	311	1,891	180

Interest income (expense), net	(17)	(58)	(65)	(133)
Currency exchange gain (loss)	(10)	50	(378)	374

Income (loss) before income taxes	1,304	303	1,448	421
Provision for income taxes	7	11	2	29
Net income (loss)	$1,297	$292	$1,446	$392

Basic net income per share	$0.20	$0.05	$0.23	$0.06

Diluted net income per share	$0.18	$0.05	$0.21	$0.06

Basic number of shares used in
computing per share amounts:	6,414	6,124	6,237	6,046

Diluted number of shares used in
computing per share amounts:	7,492	6,246	6,782	6,154

Note: Amounts for prior periods have been reclassified to conform to present year’s presentation.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	April 1,	June 30,
	2006	2005 (a)

ASSETS

Current assets:
Cash and cash equivalents	$2,146	$5,334
Accounts receivable, less allowance for doubtful accounts of
$514 at April 1, 2006 and $754 at June 30, 2005	16,450	11,184
Inventories	9,900	10,201
Prepaid expenses and other current assets	473	642

Total current assets	28,969	27,361

Property and equipment at cost	11,236	10,112
Less accumulated depreciation and amortization	9,235	8,869
Net property and equipment	2,001	1,243

Goodwill	3,176	3,176
Other intangibles, net	83	228
Other assets	209	201
Total assets	$34,438	$32,209

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$-	$3,000
Accounts payable	7,073	6,916
Accrued warranty	1,800	2,040
Other accrued liabilities	2,244	2,310
Total current liabilities	11,117	14,266

Commitments and contingencies

Long term liabilities	216	242

Total shareholders' equity	23,105	17,701
Total liabilities and shareholders' equity	$34,438	$32,209

(a) Based on audited information included on Form 10-K for fiscal year ended June 30, 2005.